Exhibit 99.1

Sabre Elects Gail Mandel to Become Chair of its Board of Directors

Sean Menke to retire from the Board immediately prior to Company’s Annual Meeting

SOUTHLAKE, Texas – Mar. 5, 2024 – Sabre Corporation (NASDAQ: SABR), a leading technology provider to the global travel industry, today announced the election of Gail Mandel, former Wyndham Worldwide executive and existing Sabre Board member, to become non-executive Chair of the Board. Mandel has served on Sabre’s Board since April 2020. Her appointment as Chair of the Board will be effective at the company’s 2024 Annual Meeting, scheduled for April 24, 2024.

“I am thrilled to serve as Chair of Sabre’s Board at this important phase of the company’s strategic transformation,” said Mandel. “The travel ecosystem is dynamic with an abundance of value-enhancing opportunities which I believe Sabre can capture through its ongoing commitment to innovation and sustainable growth strategies. I look forward to continuing to work with this leadership team and Board to drive the future success of the company.”

In addition to serving as Chair of the Board, Mandel will serve as Chair of the Corporate Governance and Nominating Committee and as a member of the Compensation Committee.

“Gail brings a wealth of travel industry experience, financial acumen and insight to this role, as well decades of experience leading complex global companies through strategic change and successfully delivering positive outcomes for stakeholders,” said Kurt Ekert, President, CEO and Board member of Sabre. “Gail is the right choice to help guide this company as we execute against our strategic priorities and achieve our vision.”

Mandel will succeed Sean Menke, who is retiring from the Board immediately prior to the company’s 2024 Annual Meeting. Menke currently serves as Sabre’s Executive Chair of the Board. Previously, he was appointed as President and CEO of Sabre in 2016 and transitioned to the CEO and Executive Chair roles in early 2022. These changes, along with those announced last month, are being made as part of the Board’s ongoing focus on composition and succession planning.

“It has been an honor serving on Sabre’s Board since 2016,” added Menke. “Sabre has weathered unprecedented headwinds during that time, and I am proud of the team’s achievements, including the successful execution of its technology transformation milestones and the investment in, and delivery of, product innovations that distinguish Sabre from the competition. I am confident that Gail, the Board and this leadership team will continue to build upon those achievements and deliver long-term value to Sabre’s investors, customers and other stakeholders.”

“On behalf of the Board, I extend our deepest gratitude to Sean for his leadership and guidance over the years,” continued Ekert. “His partnership with me and the leadership team and his Board leadership have been invaluable as we developed and began executing against our strategic priorities and took measures to position Sabre for long-term success in this dynamic and evolving travel industry. We wish him much success in the future.”

About Gail Mandel

Ms. Mandel has served as a director of Sabre’s Board since 2020. She has served as Managing Director of Focused Point Ventures, LLC, a business advisory and consulting services organization, since 2019. In addition, she currently serves as a Director for Dave & Buster’s Entertainment, Inc., a leading owner and operator of high-volume entertainment and dining venues as well as the Chairman of the Board and Chair of the Audit Committee of PureStar, a private equity backed provider of laundry services and linen management to the hospitality industry. From 2014 to 2018, she served as President and Chief Executive Officer of Wyndham Destination Network, an operating division of Wyndham Worldwide, a provider of professionally managed, unique vacation accommodations. Ms. Mandel served as Chief Operating Officer and Chief Financial Officer, Wyndham Exchange & Rentals (later known as Wyndham Destination Network), from March 2014 to November 2014 and Chief Financial Officer, Wyndham Exchange & Rentals, from January 2010 to March 2014. From August 2006 to January 2010, Ms. Mandel was Senior Vice President, Financial Planning & Analysis, for Wyndham Worldwide. From February 1999 to August 2006, Ms. Mandel was Division CFO/Controller, Cendant Hospitality/Travel Services, and from October 1997 to February 1999, Ms. Mandel was Controller, Cendant Mobility.

About Sabre Corporation

Sabre Corporation is a leading software and technology company that powers the global travel industry, serving a wide range of companies, including airlines, hoteliers, travel agencies and other suppliers. The company provides sales, distribution and fulfilment solutions that help its customers operate more efficiently, increase revenue and deliver personalized experiences to travelers. Through its leading marketplace, Sabre connects travel suppliers and buyers around the world. Headquartered in Southlake, Texas, Sabre serves customers in more than 160 countries around the world. For more information, visit www.sabre.com.

SABR-F

Contacts:

Media

Kristin Hays

Heidi Castle

sabrenews@sabre.com

Investors

Brian Evans

Brian Roberts

sabre.investorrelations@sabre.com